PRESS RELEASE

04-09
FOR IMMEDIATE RELEASE

Contacts:	James Haddox, CFO	Ken Dennard / ksdennard@drg-e.com
	Reba Reid	Lisa Elliott / lelliott@drg-e.com
	713-629-7600	DRG&E / 713-529-6600

Quanta Services Revises Second Quarter Estimate

HOUSTON — July 23, 2004 — Quanta Services, Inc. (NYSE: PWR) today announced that after initial review of operating results, it has revised its earnings per share estimate for the second quarter ended June 30, 2004.

     Second quarter revenues are expected to be approximately $390 million, within the prior guidance range of $380 million to $410 million. Second quarter per share results are now expected to range between a loss of $0.03 to $0.04 per share, down from prior guidance of earnings that ranged between $0.02 to $0.05 per share. Actual second quarter results will be released on August 6, 2004.

     John Colson, chairman and chief executive officer of Quanta Services, stated, “While our second quarter revenues were in line with our previous expectations, our pretax income is expected to be approximately breakeven. Although gross profit margins improved over 50% compared to our first quarter of 2004, they did not improve as much as anticipated primarily due to the continued suppressed state of the electric utility industry. We are in compliance with our amended credit facility and continue to expect improved performance during the remainder of the year.”

     The anticipated loss for the second quarter of 2004 includes tax expense of approximately $3 to $4 million due to a change in the expected effective tax rate for the six months ended June 30, 2004.

     The Quanta management team will hold a conference call Monday, July 26, 2004 at 9:00 a.m. eastern time to discuss the revised second quarter estimate. To participate in the call, dial (303) 262-2075 approximately ten minutes before the call begins and request the Quanta Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible for one week. To access the replay, dial (303) 590-3000 using a pass code of 11004284.

     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.quantaservices.com. To listen to the live call on the web, please visit the company’s web site at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call.

     Quanta Services, Inc. is a leading provider of specialized contracting services, delivering end-to-end network solutions for electric power, telecommunications and cable television. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide.

This press release contains various forward-looking statements and information, including management’s expectations of its revenues and loss per share estimate for the second quarter of 2004. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including, among other matters, future growth in the electric utility and telecommunications outsourcing industry, and the ability of Quanta to complete acquisitions and to effectively integrate the operations of acquired companies, as well as general risks related to the industries in which Quanta operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. For a discussion of the risks, investors are urged to refer to the Company’s reports filed under the Securities Exchange Act of 1934.

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